Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into on September 11, 2013 by and among Innovative Software Technologies, Inc., a Delaware corporation ("Innovative"), James Robert Dwyer, Kurling Robinson, and Charles Zivko (collectively, the "Stockholders") and Live Riot, Inc., a Delaware corporation (the "Company"). Innovative, the Stockholders and the Company are referred to collectively herein as the "Parties."

WHEREAS, the Stockholders own all the outstanding shares of common stock of the Company;

WHEREAS, the Stockholders desire to exchange all of their shares of common stock of the Company for common stock of Innovative in a reorganization which is tax free pursuant to Section 368(b) of the Internal Revenue Code; and

WHEREAS, Innovative desires to exchange its shares of common stock for all of the outstanding shares of common stock of the Company which are owned by the Stockholders on the terms and conditions contained in this Agreement;

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.             EXCHANGE OF COMMON STOCK.
On and subject to the terms and conditions of this Agreement, Innovative agrees to acquire from the Stockholders all of the issued and outstanding common stock of the Company and the Stockholders agree to transfer to Innovative all of the issued and outstanding shares of the Company's common stock in exchange for the issuance to each of the Stockholders of 1,000,000 shares of Innovative unregistered common stock, $0.001 par value per share (a total of 3,000,000 shares of Innovative common stock).

2.             GRANT OF OPTIONS.
Innovative agrees to issue to each of the Stockholders 500,000 options to purchase shares of Innovative's unregistered common stock at a strike price equal to the closing price of the shares on the date of execution of this Agreement and a term of seven (7) years from the date of this Agreement.  In addition, Innovative agrees to issue to each of the Stockholders 250,000 options to purchase shares of Innovative's unregistered common stock upon the completion and launch of LiveRiot(TM) technology at a strike price equal to the closing price of the shares on the date of launch and a term of seven (7) years from the date of this Agreement.  In addition, Innovative will issue to individuals specified by the Stockholder's a total of 350,000 options to purchase shares of Innovative's unregistered common stock at a strike price equal to the closing price of the shares on the date of execution of this Agreement and a term of seven (7) years from the date of this Agreement.

3.             EMPLOYMENT AGREEMENTS.
Innovative will enter into an employment agreement with each of the Stockholders.  The employment agreements will include certain non-compete and confidentiality language, shall be in the form of the current employment agreements of Innovative, and shall specify an annual total compensation of not less than $100,000.

4.             REPRESENTATIONS AND WARRANTIES OF INNOVATIVE.
Innovative represents and warrants to the Stockholders that the statements contained in this Section 4 are correct and complete as of the date of this Agreement.
(a)	Organization of Innovative. Innovative is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.
(b)
Authorization of Transaction. Innovative has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Innovative, enforceable in accordance with its terms and conditions. Innovative needs not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(c)
Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Innovative is subject or any provision of its charter or bylaw or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Innovative is a party or by which it is bound or to which any of its assets are subject.

(d)
Brokers' Fees. Innovative has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Stockholders could become liable or obligated.

(e)	Tax-Free Transaction. Innovative shall take no action which causes the transaction to be treated as a taxable transaction for the Stockholders under the Internal Revenue Code.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS.
Each of the Stockholders and the Company represents and warrants to Innovative that the statements contained in this Section 5 are correct and complete as of the date of this Agreement.
(a)	Organization of the Company. The Company is a corporation duly organized on November 20, 2012 and is validly existing and in good standing under the laws of the jurisdiction of its organization
(b)
Authorization of Transaction. Each of the Stockholders has authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed and delivered by each of the Stockholders and constitutes their valid and binding obligation, enforceable against each of the Stockholders in accordance with its terms.

(c)
Capitalization. There are 2,500 shares of common stock of the Company authorized, 1,500 of which are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized, are validly issued, fully paid, and non-assessable. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any shares of its capital stock

(d)
Non-Contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (1) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Stockholders or the Company are subject to any provision of its charter or bylaw or (2) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Stockholders or the Company are a party or by which it is bound or to which any of its assets are subject.

(e)
Brokers' Fees. Neither the Stockholders nor the Company has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(f)	Title to Assets. The Company owns and holds good and marketable title to, free from any security interests or liens, the assets listed on Schedule 5(f).
(g)
Investment. Each of the Stockholders (1) understands that the common stock of Innovative to be received pursuant to Section 1(b) above has not been, and will not be, registered under the Securities Act of 1933 (the "Act"), nor under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (2) is acquiring the common stock solely for his own account for investment purposes, and not with a view to the distribution thereof, (3) has received certain information concerning Innovative and has had access to the copies of the documents listed on Schedule 5(g) in order to evaluate the merits and the risks inherent in holding the common stock, and (4) is able to bear the economic risk and lack of liquidity inherent in holding the common stock.

(h)
Restrictions on Sale of Securities and Tax Matters. The Stockholders agree to enter into any lock-up agreement requested by an underwriter of the securities of Innovative provided that Innovative's officers and directors are also subject to such lock-up agreement. The Stockholders agree to file or cause to have filed any federal, state, and local tax returns as required for the Company from the time of its incorporation until the effective date of this transaction. A copy of all such returns will be provided to Innovative as soon as practicable after their filing.

6.             REMEDY FOR BREACHES OF THIS AGREEMENT.
(a)
Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in this Agreement above shall survive the date of this Agreement and continue in full force and effect for a period of the greater of (i) three years or (ii) the applicable statute of limitations.

(b)
Indemnification Provisions for Benefit of Innovative. In the event either of the Stockholders breaches any of their representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 5(a) above, provided that Innovative makes a written claim for indemnification against either of the Stockholders within the applicable survival period, then each of the Stockholders agrees,  to indemnify Innovative from and against the entirety of any losses, damages, expenses or fees, including reasonable attorneys' fees (the "Losses") Innovative may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(c)
Indemnification Provisions for Benefit of the Stockholders. In the event Innovative breaches any of its representations, warranties, and covenants contained herein, and, if there is an applicable survival period pursuant to Section 6(a) above, provided that the Stockholders make a written claim for indemnification against Innovative within such survival period, then Innovative agrees to indemnify the Stockholders from and against the entirety of any Losses the Stockholders may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).

(d)	Matters Involving Third Parties.
(i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 5, then the Indemnified Party shall promptly (and in any event within five business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.
(ii) Any Indemnifying Party shall have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.
(iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 5(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner it may deem reasonably appropriate.
(iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party.

7.             MISCELLANEOUS.
(a)
Severability. In the event any parts of this Agreement are found to be void, the remaining provisions of this Agreement shall nevertheless be binding with the same effect as though the void parts were deleted.

(b)
Entire Agreement. This Agreement (including the Schedules referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(c)
Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which together will constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

(d)	Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, successors and assigns.
(e)
Notices and Addresses. All notices, offers, acceptance and any other acts under this Agreement shall be in writing, and shall be sufficiently given if delivered to the addressees in person, by Federal Express or similar receipted delivery, by facsimile delivery or, if mailed, postage prepaid, by certified mail, return receipt requested, as follows:

If to Innovative:
Innovative Software Technologies, Inc.
2802 North Howard Avenue
Tampa, Florida 33607

If to the Stockholders:
Live Riot, Inc.
c/o James Dwyer
4427 Homer Street
Los Angeles, CA 90031

or to such other address as either of them, by notice to the other may designate from time to time.
(f)
Governing Law. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the State of Florida without regard to choice of law considerations.

8.             COUNTERPARTS.
This Agreement may be executed in counterparts and by facsimile, or by pdf, each of which shall be deemed an original for all intents and purposes.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first above written.

INNOVATIVE SOFTWARE TECHNOLOGIES

/s/ Jake Wand
Jake Wand, President

/s/ James Rober Dwyer
James Robert Dwyer, Stockholder

/s/ Kurling Robinson
Kurling Robinson, Stockholder

/s/ Charles Zivko
Charles Zivko, Stockholder

Schedule 5(f)

Assets of the Company

The Company owns and holds good and marketable title to, free from any security interests or liens, the following assets:

1.           Provisional patent application #US 61/865,621

2.           Trade secrets necessary in the operation of Live Riot software and systems

3.           The goodwill inherent in the technology, trade secrets, industry knowledge and business contacts.

Schedule 5(g)

Documents of Innovative Available to Stockholders

1.           Company filings at www.sec.gov

2.           Current customary Employment Agreement

3.           Current customary Options Agreement